Registration No. 333-01861

  U.S. SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20349

  Post Effective Amendment No. 1 to
  FORM S-8

  REGISTRATION STATEMENT
  under
  THE SECURITIES ACT OF 1933


  CHYRON CORPORATION
  (Exact Name of Registrant as Specified in its Charter)

  New York
  (State of Incorporation of Organization)

  11-2117385
  (I.R.S. Employer Identification No.)


  5 Hub Drive
  Melville, New York
       (Address of Principal Executive Officer)

  11747
  (Zip Code)


  CHYRON CORPORATION 1995 Long-Term Incentive Plan
  (Full title of the Plan)

  Edward Grebow
  President and
  Chief Executive Officer
  Chyron Corporation
  5 Hub Drive
  Melville, New York 11747
  (Name and address of agent for service)

  (516) 845-2000
  (Telephone Number, including area code, of agent for service)

  copy to:
  Robert S. Matlin, Esq.
  Douglas N. Bernstein, Esq.
  Camhy Karlinsky & Stein LLP
  1740 Broadway
  New York, New York 10019
  (212) 977-6600

  Approximate date of proposed commencement of sales pursuant to the Plan:
  From time to time after the effective date of this Registration Statement.


  CALCULATION OF REGISTRATION FEE

                                   Proposed   Proposed
  Title of                         Maximum    Maximum
  Securities       Amount          Offering   Aggregate      Amount of
  to be            to be           Price per  Offering       Registration
  Registered       Registered (1)  Share (2)  Price (2)      Fee

  Common Stock     1,333,334       $5.125     $6,833,336.75  $2,070.71
  par value $.01
  per share

  (1)In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold to the employee benefit plan described herein.

  (2)Estimated solely for the purpose of calculating the registration fee and based (a)as to shares issuable upon the exercise of outstanding options under the plan, on the exercise price of such options, and (b) as to the balance of the shares reserved for issuance under the plan, on the average of the high and the low prices of the Company's Common Stock as reported by the New York Stock Exchange on November 13, 1997.


  PART II

  The contents of Chyron Corporation's (the "Registrant" or the "Company") earlier Registration Statement on Form S-8, File No. 333-01861, are incorporated herein by reference and made a part hereof.

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company states that the documents listed below, which are on file with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

  (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

  (b) the Company's Proxy Statement, dated March 31, 1997, relating to the Annual Meeting of Shareholders held on May 14, 1997;

  (c) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

  (d) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997;

  (e) the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997; and

  (f) the Company's Form 8-A, filed on March 24, 1992, which contains a description of the class of common stock registered pursuant to the filing of this Registration Statement.

  All documents subsequently filed by the Registration pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

  Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

  The validity of the Common Stock offered hereby and certain legal matters relating to the offering will be passed upon for the Company by Camhy Karlinsky & Stein LLP, New York, New York. Certain Partners in the firm have an interest in the Company. One holds currently exercisable options to purchase 6,666 shares of Common Stock of the Company, another owns 10,235 shares of Common Stock and another partner holds currently exercisable options to purchase 6,666 shares of Common Stock and may be deemed to have beneficial ownership (although such beneficial ownership is disclaimed) of an additional 20,471 shares of Common Stock.

  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The following is added to Item 6:

  The Company has entered into indemnity agreements with each of its directors and executive officers. The indemnity agreements provide that directors and executive officers (the "Indemnitees") will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgements, fines, penalties and settlement amounts paid or incurred by them in any action, suit or proceeding on account of their services as director, officer, employee, agent or fiduciary of the Company or as directors, officers, employees or agents of any other company or entity at the request of the Company. The Company will not, however, be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to any action (1) in which a judgement adverse to the Indemnitee establishes (a) that the Indemnitee's acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material, or
  (b) that the Indemnitee personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or (2) which the indemnitee initiated, prior to a change in control of the company, against the Company or any director or officer of the Company unless the Company consented to the initiation of such claim.

  The indemnity agreements require an Indemnitee to reimburse the Company for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Section 723(a) of the New York Business Corporation Laws and the indemnity agreement, to indemnification for such expenses.

  Item 8. EXHIBITS

  The following is a complete list of exhibits filed as a part of this Amendment to the Registration Statement:

  Exhibit No.    Document

  5.1            Opinion of Camhy Karlinsky & Stein LLP
                 regarding the legality of shares of Common
                 Stock being registered.

  23.1           Consent of Price Waterhouse LLP

  23.2           Consent of Ernst & Young LLP

  23.3           Consent of Camhy Karlinsky & Stein LLP
                 (included in Exhibit 5.1)


  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Suffolk, State of New York on the 14th day of November 1997.


  CHYRON CORPORATION


  By:  /s/ Edward Grebow
           Edward Grebow
           President and
       Chief Executive Officer


  By:  /s/ Patricia Arundell-Lampe
           Patricia Arundell-Lampe
           Chief Financial Officer
           Chief Accounting Officer
           and Treasurer


  POWER OF ATTORNEY

  KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward Grebow and Patricia Arundell-Lampe, separately, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments and related registration statements, to this Registration Statement, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do separately and perform each and every act and thing requisite and necessary to be down, as fully to all intents and purposes as he might or could so in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, on their substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirement of the Securities Act of 1933, as amended, this Post Executive Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

  Signature                      Title                    Date

  /s/Edward Grebow                President and              November 17, 1997
     Edward Grebow               Chief Executive Officer

  /s/Patricia Arundell-Lampe      Chief Financial Officer    November 17, 1997
     Patricia Arundell-Lampe     Chief Accounting Officer
                                 and Treasurer

  /s/Michael I. Wellesley-Wesley  Director                   November 17, 1997
     Michael I. Wellesley-Wesley

  /s/S. James Coppersmith         Director                   November 17, 1997
     S. James Coppersmith

  /s/Charles M. Diker             Director                   November 17, 1997
     Charles M. Diker

  /s/Donald P. Greenberg          Director                   November 17, 1997
     Donald P. Greenberg

  /s/Alan J. Hirschfield          Director                   November 17, 1997
     Alan J. Hirschfield

  /s/Isaac Hersly                 Director                   November 17, 1997
     Isaac Hersly

  /s/Wesley W. Lang               Director                   November 17, 1997
     Wesley W. Lang

  /s/Eugene M. Weber              Director                   November 17, 1997
     Eugene M. Weber


  INDEX TO EXHIBITS

  Exhibit                                              Sequentially
  Number    Description of Exhibits                    Numbered Pages

  5.1       Opinion of Camhy Karlinsky & Stein LLP     10
            regarding the legality of shares of
            Common Stock being registered

  23.1      Consent of Price Waterhouse LLP            11

  23.2      Consent of Ernst & Young LLP               12

  23.3      Consent of Camhy Karlinsky & Stein LLP     10
            (Included in Exhibit 5.1)

  November 1997


  Chyron Corporation
  5 Hub Drive
  Melville, New York 1147

  Gentlemen:

  You have requested our opinion in connection with the Post Effective Amendment No. 1 to a Registration Statement on Form S-8 (the "Registration Statement") to be filed by Chyron Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration under said Act of an additional 1,333,334 shares of common stock (the "Shares") in connection with the Company's 1995 Long-Term Incentive Plan, as amended (the "Plan").

  As counsel for the Company, we have examined such records, documents and questions of laws as we have deemed appropriate for the purposes of this opinion and, on the basis thereof, advise you that in our opinion the Shares to be issued by the Company as a result of the exercise, if any, of the options under the Plan will be legally issued and outstanding and fully paid and non-assessable when issued upon prior exercise.

  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

  Very truly yours,



  Camhy Karlinsky & Stein LLP



  CONSENT OF INDEPENDENT AUDITORS

  We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 1997 appearing on page 21 of Chyron Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.



  Price Waterhouse LLP
  November 14, 1997


  CONSENT OF INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Post Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 33-01861) pertaining to the Chyron Corporation 1995 Long-Term Incentive Plan of our report dated February 17, 1995, with respect to the consolidated financial statements and schedule of Chyron Corporation for the year ended December 31, 1994 included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



  Ernst & Young LLP

  Melville, New York
  November 14, 1997